AETERNA ZENTARIS GMBH
WEISMUELLERSTR. 50; D-60314 FRANKFURT/ MAIN GERMANY
Attn.: Chief Executive Officer Klaus Paulini

Sent by electronic mail to CEO Klaus Paulini

26 August 2022

Early Termination of Amendment Agreement ("Agreement") dated as of 16 November 2020

With reference to telephone conversation 22 August 2022 between undersigned and Klaus Paulini, with this letter, Novo Nordisk A/S ("Novo") hereby provides written notice to Aeterna Zentaris that it is terminating of Agreement pursuant to Section 13.2(c) of the Agreement. Thus, with this Early Termination the Agreement will terminate 270 days from the date of this notice letter.

We propose to meet at your earliest convenience to discuss the details and plans for the transition activities as a consequence of the Early Termination as set forth in the Agreement. Please rest assured that Novo will use commercially reasonable efforts to support you in this transition.

I kindly ask you to confirm receipt of this notice.

On behalf of Novo Nordisk:

DocuSigned by:

DA244347E117496

Jane Buus Laursen
CVP, Commercial Business Development and Alliance Management